                                                                    EXHIBIT 3

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      among

                                MONSANTO COMPANY,

                       MONSANTO ACQUISITION COMPANY, INC.,

                                       and

                                  CALGENE, INC.



                                 March 31, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



                                                                      Page

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.1.   The Offer..................................    3
         SECTION 1.2.   Company Action.............................    7
         SECTION 1.3.   Stockholder Lists..........................   10


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1.   The Merger.................................   11
         SECTION 2.2.   Effective Time; Closing....................   11
         SECTION 2.3.   Effect of the Merger.......................   12
         SECTION 2.4.   Conversion of Shares.......................   12
         SECTION 2.5.   Stock Options and Stock Purchase Plan......   14
         SECTION 2.6.   Surrender of Shares; Stock Transfer
                          Books....................................   18


                                   ARTICLE III

                            THE SURVIVING CORPORATION

         SECTION 3.1.   Certificate of Incorporation...............   22
         SECTION 3.2.   Bylaws.....................................   22
         SECTION 3.3.   Directors and Officers.....................   22


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 4.1.   Organization and Standing..................   23
         SECTION 4.2.   Capitalization.............................   24
         SECTION 4.3.   Authority for Agreement....................   25
         SECTION 4.4.   No Conflict................................   26
         SECTION 4.5.   Required Filings and Consents..............   27
         SECTION 4.6.   Compliance.................................   28
         SECTION 4.7.   Reports and Financial Statements...........   28

                                                                     Page


         SECTION 4.8.   Offer Documents; Schedule 14D-9; Schedule
                          13-E; Proxy Statement....................   30
         SECTION 4.9.   Absence of Certain Changes or Events.......   31
         SECTION 4.10.  Change of Control Agreements ..............   32
         SECTION 4.11.  Brokers....................................   32


                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         SECTION 5.1.   Organization and Standing..................   33
         SECTION 5.2.   Authority for Agreement....................   33
         SECTION 5.3.   No Conflict................................   34
         SECTION 5.4.   Required Filings and Consents..............   35
         SECTION 5.5.   Offer Documents............................   35
         SECTION 5.6.   Brokers....................................   36


                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1.   Conduct of the Business Pending
                          the Merger...............................   37
         SECTION 6.2.   Access to Information; Confidentiality.....   38
         SECTION 6.3.   Notification of Certain Matters............   39
         SECTION 6.4.   Further Action; Reasonable Best Efforts....   40
         SECTION 6.5.   Stockholders' Meeting......................   40
         SECTION 6.6.   Proxy Statement............................   42
         SECTION 6.7.   Indemnification............................   43
         SECTION 6.8.   Public Announcements.......................   45
         SECTION 6.9.   Redemption of Preferred Stock .............   45
         SECTION 6.10.  Parent Actions.............................   46

                                   ARTICLE VII

                                   CONDITIONS

         SECTION 7.1.   Conditions to the Obligation of
                          Each Party...............................   46

                                                                     Page


                                  ARTICLE VIII

                             TERMINATION, AMENDMENT
                                   AND WAIVER

         SECTION 8.1.   Termination................................   48
         SECTION 8.2.   Effect of Termination......................   51
         SECTION 8.3.   Amendments.................................   51
         SECTION 8.4.   Waiver.....................................   52


                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1.   No Third Party Beneficiaries...............   52
         SECTION 9.2.   Entire Agreement...........................   52
         SECTION 9.3.   Succession and Assignment..................   53
         SECTION 9.4.   Counterparts...............................   53
         SECTION 9.5.   Headings...................................   53
         SECTION 9.6.   Governing Law..............................   53
         SECTION 9.7.   Severability...............................   54
         SECTION 9.8.   Specific Performance.......................   54
         SECTION 9.9.   Construction...............................   55
         SECTION 9.10.  Non-Survival of Representations and
                          Warranties...............................   55
         SECTION 9.11.  Certain Definitions........................   55
         SECTION 9.12.  Fees and Expenses..........................   56
         SECTION 9.13.  Notices....................................   56


         ANNEX A  --  Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER


                   AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 31, 1997, among Calgene, Inc., a Delaware corpora-tion (the "Company"), Monsanto Company, a Delaware corporation ("Parent"), and Monsanto Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Pur-chaser").


                              W I T N E S S E T H:


                   WHEREAS, as of the date hereof, Parent owns an ag-gregate of 36,396,114 shares (the "Parent Shares") of the com-mon stock, par value $.001 per share, of the Company (the "Shares"), representing approximately 54.6% of the total number of Shares issued and outstanding as of the date hereof;


                   WHEREAS, Parent and the Company are parties to the Amended and Restated Stockholders Agreement, dated as of Novem-ber 12, 1996 (the "Stockholders Agreement");


                   WHEREAS, Parent has proposed that Parent acquire all of the remaining issued and outstanding Shares;


                   WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities

         Exchange Act of 1934, as amended (the "Exchange Act"), to ac-quire all of the issued and outstanding Shares for $8.00 per Share (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;


                   WHEREAS, the Special Committee (the "Special Commit-tee") of Independent Directors (as defined in the Stockholders Agreement) of the Board of Directors of the Company (the "Com-pany Board") has unanimously recommended that the Company Board approve and authorize the Offer, the Merger (as defined below) and this Agreement, which recommendation was based in part on the opinion of Montgomery Securities, Inc. ("Montgomery Securi-ties"), independent financial advisors to the Special Commit-tee, that the consideration to be received by the holders of Shares (other than Parent and Purchaser) in the Offer and the Merger is fair to such holders from a financial point of view;


                   WHEREAS, the Company Board has approved the Offer and resolved to recommend its acceptance by the Company's stock-holders;


                   WHEREAS, the respective Boards of Directors of Par-ent, Purchaser and the Company have deemed it advisable and in the best interests of their respective stockholders to consum-mate, and have approved, the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;


                   WHEREAS, Parent and the Company (with the unanimous approval of the Independent Directors) have agreed to enter into an Amendment to the Stockholders Agreement (the "Amend-ment") to permit the consummation of the transactions contem-plated by this Agreement;


                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE OFFER


                   SECTION 1.1. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with
         Section 8.1 and none of the events set forth in paragraphs
         (a)-(g) of Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. Purchaser shall not, without the consent of the Special Committee, accept for payment any Shares tendered pursuant to the Offer unless at least a majority of the then issued and outstanding Shares, other than the Parent Shares, shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "First Minimum Condition"). In addition to the First Minimum Condition, the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be sub-ject (i) to the condition (the "Second Minimum Condition") that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that when added to the Parent Shares shall constitute not less than 90% of the then issued and outstanding Shares on a Fully Diluted Basis (as defined below) and (ii) to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (ex-cept the First Minimum Condition) without the consent of the Company, and to make any other changes in the terms and condi-tions of the Offer; provided, however, that no change may be made which decreases the Per Share Amount, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or which imposes condi-tions to the Offer in addition to those set forth in Annex A hereto. The initial expiration date of the Offer shall be mid-night on the 20th business day following commencement of the Offer. The foregoing notwithstanding, Purchaser may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (ii) if at the initial expira-tion date any of the conditions to the Offer set forth in para-graphs (a) - (g) of Annex A have not been satisfied or waived, until such time as all of such conditions shall have been sat-isfied or waived, and (iii) in the event all of the conditions to the Offer set forth in Annex A shall have been satisfied or waived, other than the First Minimum Condition or the Second Minimum Condition, for a period or periods aggregating not more than 20 business days after the later of (A) the initial expi-ration date of the Offer and (B) the date on which all of the conditions set forth in paragraphs (a) - (g) of Annex A shall have been satisfied or waived. If all of the conditions to the Offer set forth in Annex A have been satisfied or waived, other than the Second Minimum Condition, then on the later to occur of (x) the initial expiration date of the Offer and (y) the latest expiration date of the Offer permitted by the preceding sentence, Purchaser shall waive the Second Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and sub-ject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the First Minimum Condition and the Second Minimum Condition), Pur-chaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not with-drawn. "Fully Diluted Basis" shall mean, as of any expiration date, the number of Shares that would be outstanding on such date assuming the exercise of all Company Purchase Plan Options (as defined below) outstanding on such date and of all out-standing Company Options (as defined below) (i) that have an exercise price per Share of less than the Per Share Amount,
         (ii) that are or will be exercisable in accordance with their terms within five business days of such date, and (iii) with respect to which a Cash Election (as defined below) shall not have been received as of such date.


                   (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC
         (i) a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related doc-uments (the Schedule 14D-1, the Schedule 13E-3, the Offer to

         Purchase and such other documents, together with all supple-ments and amendments thereto, being referred to herein collec-tively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be dissemi-nated to holders of Shares, in each case as and to the extent required by applicable federal and state securities laws. Par-ent and Purchaser shall give the Company and its counsel rea-sonable opportunity to review and comment upon the Offer Docu-ments and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company and its counsel with a copy of any written comments or tele-phonic notification of any verbal comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and shall provide the Company and its counsel with a copy of any written re-sponses and telephonic notification of any verbal responses of Parent, Purchaser or their counsel.


                   SECTION 1.2. Company Action. (a) The Company here-by approves and consents to the Offer and represents that (i) the Special Committee has approved and recommended this Agree-ment and the Transactions, (ii) the Company Board, at a meeting duly called and held, has, by unanimous vote of all directors present and voting (with all directors who are designees of Parent abstaining) and based on the approval and recommendation of the Special Committee set forth in the preceding clause (i),
         (A) determined that this Agreement and the Transactions, in-cluding each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares (other than Parent and Purchaser), (B) approved and authorized this Agreement and the Merger and (C) recommended that the stockholders of the Company accept the Offer and, if approval is required by ap-plicable law, approve and adopt this Agreement and the Merger, and (iii) Montgomery Securities has delivered to the Special Committee and to the Company Board its written opinion that the consideration to be received by the holders of Shares (other than Parent and Purchaser) in the Offer and the Merger is fair to such holders from a financial point of view.


                   (b) The Company shall provide for inclusion in the Offer Documents any information reasonably requested by Parent or Purchaser, and, to the extent reasonably requested by Parent or Purchaser, the Company shall cooperate in the preparation of the Offer Documents. The Company hereby consents to the inclu-sion in the Offer Documents of the recommendation of the Com-pany Board and the recommendation of the Special Committee de-scribed in the immediately preceding sentence and represents that Montgomery Securities has consented to the inclusion of references to its opinion in the Offer Documents.


                   (c) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (to-gether with all amendments and supplements thereto, the "Sched-ule 14D-9") containing the recommendation of the Company Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal or state se-curities laws. The Company, Parent and Purchaser agree to cor-rect promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or mis-leading, and the Company further agrees to take all steps nec-essary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal or state securities laws. The Company shall give Parent and Pur-chaser and their counsel reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and Purchaser and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and shall provide Parent and Purchaser and their coun-sel with a copy of any written responses and telephonic notifi-cation of any verbal responses of the Company or its counsel.

                   SECTION 1.3. Stockholder Lists. The Company shall promptly, or shall cause its transfer agent to promptly, fur-nish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock deposito-ries, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record hold-ers and beneficial owners of Shares. The Company shall furnish Parent and Purchaser with such additional information, includ-ing, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of appli-cable law, and except for such steps as are necessary to dis-seminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such la-bels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agree-ment shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

                   SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accor-dance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time (as defined below) Pur-chaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

                   SECTION 2.2. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiv-er of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant pro-visions of, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Cer-tificate of Merger (the date and time the Merger becomes effec-tive, the "Effective Time"). On the date of such filing, a closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or such other place as the parties shall agree.

                   SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the ap-plicable provisions of Delaware Law.

                   SECTION 2.4.  Conversion of Shares.  At the Effective
         Time:


                   (a) each Share held by the Company as treasury stock or owned by Parent, Purchaser or any subsidiary of either of them immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;


                   (b) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a) or paragraph (d) of this Section 2.4, be converted into the right to receive in cash, without in-terest, the amount paid per Share in the Offer (the "Merger Consideration");


                   (c) each share of common stock of Purchaser out-standing immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only out-standing shares of capital stock of the Surviving Corpora-tion; and


                   (d) anything in this Agreement to the contrary not-withstanding, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.4(b) but shall become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pur-suant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of ap-praisal, in any case pursuant to Delaware Law, such Shares shall be deemed to have been converted as of the Effective

              Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such de-mands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                   SECTION 2.5.  Stock Options and Stock Purchase Plan.
         (a) At the Effective Time, each holder of an option to pur-chase Shares issued pursuant to the Company's 1981 Stock Option Plan, 1991 Stock Option Plan or 1996 Stock Option Plan (each such plan, a "Company Stock Option Plan" and each option issued thereunder, a "Company Option") shall become entitled to re-ceive (subject to any required tax withholding) from the Sur-viving Corporation, for each Company Option held by such holder as of the Effective Time, an amount in cash equal to the prod-uct of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option (deter-mined on a Share by Share basis) and (ii) the number of Shares subject to such Company Option (without regard to exercisabil-ity) immediately prior to the Effective Time (such amount with respect to any Company Option, the "Option Consideration"), and thereafter each Company Option shall be cancelled; provided, however, that any holder of Company Options may elect not to receive the Option Consideration, and, in lieu thereof, to have the Company Options held by such holder assumed by the Surviv-ing Corporation pursuant to the terms of the Company Stock Op-tion Plan pursuant to which such Company Option was issued (each, an "Assumed Option"). After the Effective Time, each Assumed Option shall no longer confer the right to purchase Shares, but shall (i) confer the right to receive from the Sur-viving Corporation, for each Share subject to such Company Op-tion immediately prior to the Effective Time, and upon payment of the applicable exercise price per share in effect with re-spect to such Company Option, the Merger Consideration, in cash, and (ii) shall otherwise remain subject to all the terms and conditions (including with respect to the exercisability thereof) applicable to such Company Option pursuant to the op-tion agreement related to such Company Option and to the Com-pany Stock Option Plan pursuant to which such Company Option was issued.


                   (b) Promptly after the date hereof, the Company shall cause to be mailed to each holder of Company Options (i) any notification with respect to the effect of the Offer and Merger on such Company Options as may be required by any Com-pany Stock Option Plan and (ii) a form of election (an "Elec-tion Form") which shall indicate that such holder may elect either (A) to have such holder's Company Options cancelled in the Merger and to receive the Option Consideration in consider-ation therefor, or (B) to have such holder's Company Options remain outstanding after the Merger as Assumed Options. Such Election Form shall indicate (x) that any election indicated thereon shall be contingent upon the occurrence of the Effec-tive Time, (y) that if such holder elects to receive the Option Consideration (a "Cash Election") in respect of such holder's Company Options and the Effective Time occurs, such holder's Cash Election shall constitute such holder's (1) consent to and acknowledgment of the cancellation of such holder's Company Op-tions as of the Effective Time and (2) release of the Surviving Corporation from any and all liability or obligation in connec-tion with each of such holder's Company Options, and (z) agree-ment not to exercise such Company Options prior to the earlier of the Effective Time or the termination of this Agreement. No interest shall accrue or be paid to the beneficial owner or holder of any Company Option with respect to the Option Consid-eration payable upon the cancellation of any Company Option.

                   (c) No further Company Options shall be granted pur-suant to any Company Stock Option Plan after the Effective Time; however, each Company Stock Option Plan shall continue to govern any Assumed Option originally issued pursuant to such Company Stock Option Plan.

                   (d) In the event the current Offering Period (as such term is defined in the Company's Employee Stock Purchase Plan established March 1990 (the "Company Stock Purchase Plan")) ends prior to the Effective Time, the Company shall take all such action as may be necessary in accordance with the Company Stock Purchase Plan to terminate the Company Stock Pur-chase Plan as of the last day of such Offering Period, with the effect, among other things, that no new Offering Period shall commence thereafter. In the event the current Offering Period under the Company Stock Purchase Plan would not otherwise end prior to the Effective Time, then prior to the date that is five days prior to the Effective Time, the Company shall amend the Company Stock Purchase Plan such that the date on which the Effective Time occurs shall be the "Exercise Date" for purposes of the Company Stock Purchase Plan with respect to the current Offering Period, with the effect that on such Exercise Date, prior to the Effective Time, each option to purchase Shares issued pursuant to the Company Stock Purchase Plan (each, a "Company Purchase Plan Option") shall automatically be exer-cised, and the Shares purchased upon such exercise shall there-after be converted in the Merger, as provided for in Section 2.4(b). At the Effective Time, the Company shall terminate the Company Stock Purchase Plan, and no Offering Period that would otherwise commence or after on such date shall commence.

                   SECTION 2.6. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall desig-nate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares (including former holders of Company Purchase Plan Options who become holders of Shares immediately prior to the Effective Time pur-suant to Section 2.5(d)) shall become entitled pursuant to Sec-tion 2.4(b). Purchaser will make available to the Paying Agent, as needed, the Merger Consideration to be paid in re-spect of the Shares (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent. The Paying Agent shall make the payments provided in Sections 2.4(b).

                   (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.4(b) a form of letter of transmittal (which shall specify that de-livery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instruc-tions thereto, and such other documents as may be required pur-suant to such instructions, the holder of such Share Certifi-cate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall then be cancelled. Until so surrendered, each such Share Certificate shall, at and after the Effective Time, represent for all pur-poses, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Share Certificate with respect to the Merger Consideration payable upon the surrender of any Share Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Share Certificate is registered on the stock trans-fer books of the Company, it shall be a condition of payment that the Share Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share Certificate surrendered or shall have established to the satisfaction of the Surviving Corpora-tion that such taxes either have been paid or are not applica-ble.

                   (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be en-titled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Con-sideration that may be payable upon due surrender of the Share Certificates held by such holder. The foregoing notwithstand-ing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consid-eration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                   (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the rec-ords of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effec-tive Time shall cease to have any rights with respect to such

         Shares except as otherwise provided herein or by applicable law.

                   (e) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of Company Options from whom a Cash Election has been received a check payable to such holder in an amount equal to the Option Consid-eration payable with respect to all Company Options held by such holder with respect to which a Cash Election has been made.

                   (f) Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or Company Op-tions such amounts that Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with re-spect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regula-tions promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agree-ment as having been paid to the holder of the Shares and/or

         Company Options in respect of which such deduction and with-holding was made by Purchaser, the Surviving Corporation or the Paying Agent.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

                   SECTION 3.1. Certificate of Incorporation. At the Effective Time and subject to the terms of Section 6.7, the certificate of incorporation of Purchaser shall be the certifi-cate of incorporation of the Surviving Corporation until there-after amended in accordance with Delaware Law, such certificate of incorporation and the bylaws of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corpora-tion is Calgene, Inc."

                   SECTION 3.2. Bylaws. Subject to the terms of Sec-tion 6.7, the bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law, and the certificate of incorporation and such bylaws of the Surviving Corporation.

                   SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or ap-pointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall continue as the of-ficers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and quali-fied.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company represents and warrants to Parent and Purchaser as follows:

                   SECTION 4.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as pres-ently conducted and to enter into and perform the Amendment and this Agreement and to carry out the Transactions. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California and in every other jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below) on the Com-pany. The Company has furnished to Parent true and complete copies of its certificate of incorporation (the "Company Cer-tificate of Incorporation") and bylaws (the "Company Bylaws"), each as amended to date and presently in effect. "Material

         Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, or li-abilities (including, without limitation, contingent liabili-ties) of such party and its subsidiaries, taken as a whole.

                   SECTION 4.2. Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Shares"). As of March 17, 1997, (i) 66,737,327 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) 4,855,755 Shares are au-thorized and reserved for future issuance pursuant to Company Options issued under the Company Stock Option Plans, (v) ap-proximately 21,230 Shares are authorized and reserved for fu-ture issuance pursuant to Company Purchase Plan Options issued under the Company Stock Purchase Plan, and (v) 1,000 Preferred Shares, designated as Series A Redeemable, Non-Voting Preferred Stock, par value $.001 per share ("Series A Preferred Shares"), are issued and outstanding. The Company has previously fur-nished to Parent a detailed schedule of outstanding Company Options and Company Purchase Plan Options, including, where available, the exercise prices and existing provisions there-fore. Except as provided in this Section 4.2 and Section 6.9, and except for any rights of Parent pursuant to prior agree-ments between Parent and the Company, (A) no subscription, war-rant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (B) the Com-pany has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, and (C) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                   SECTION 4.3. Authority for Agreement. The execu-tion, delivery and performance by the Company of this Agreement and the Amendment, and the consummation by the Company of the Transactions, has been duly authorized by all necessary corpo-rate action (including without limitation the unanimous ap-proval of the Independent Directors), other than the approval of stockholders of the Company to the extent required by ap-plicable law. This Agreement has been duly executed and deliv-ered by the Company and, assuming the due authorization, execu-tion and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. In the event the Merger is consummated pursuant to a provision of Delaware Law other than Section 253 of Delaware Law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's stockholders necessary to approve this Agreement and the Transactions.

                   SECTION 4.4. No Conflict. The execution and deliv-ery of the Amendment and this Agreement by the Company do not, and the performance of the Amendment and this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Company Certificate of Incorpora-tion or Company Bylaws or equivalent organizational documents of any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a de-fault (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instru-ment or obligation to which the Company or any of its subsid-iaries is a party or by which the Company or any of its subsid-iaries or any property or asset of any of them is bound or af-fected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occur-rences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materi-ally delay the performance by the Company of any of its obliga-tions under this Agreement or the consummation of the Transac-tions.

                   SECTION 4.5. Required Filings and Consents. The execution and delivery of the Amendment and this Agreement by the Company do not, and the performance of the Amendment and this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notifi-cation to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Com-pany, or prevent or materially delay the performance by the

         Company of any of its obligations under this Agreement or the consummation of the Transactions.

                   SECTION 4.6. Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, per-mit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Transactions.

                   SECTION 4.7. Reports and Financial Statements. The Company has previously furnished to Parent complete and accu-rate copies, as amended or supplemented, of its (i) Transi-tional Report on Form 10-K for the transitional period from July 1, 1996 to December 31, 1996, (ii) proxy statements relating to all meetings of its stockholders (whether annual or special) since June 30, 1996 and (iii) all other reports or registration statements, including Registration Statements on Form S-8, filed by the Company with the SEC since June 30, 1996 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since June 30, 1996. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (to-gether, the "Financial Statements") (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") ap-plied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein.

                   SECTION 4.8. Offer Documents; Schedule 14D-9; Sched-ule 13-E; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any mate-rial fact required to be stated therein or necessary in order to make the statements made therein, in the light of the cir-cumstances under which they are made, not misleading. If a Stockholders' Meeting (as defined below) is held, the Proxy Statement (as defined below) to be sent to the stockholders of the Company in connection with the such Stockholders' Meeting shall not, on the date such Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain an untrue statement of material fact, or omit to state any ma-terial fact required to be stated therein or necessary in order to make the statements made therein, in the light of the cir-cumstances under which they are made, not misleading or nec-essary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockhold-ers' Meeting which shall have become false or misleading. The foregoing notwithstanding, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of their representatives which is contained in any of the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply as to form in all material re-spects with the requirements of the Exchange Act and the rules and regulations thereunder.

                   SECTION 4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Reports filed prior to the date hereof, since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and consis-tent with prior practice and, as of the date hereof, there has not been (i) to the best of the Company's knowledge, any event or occurrence of any condition that has had or would have a Material Adverse Effect on the Company (other than changes due to industry-wide events or general economic conditions) or (ii) any material change in accounting methods, principles or prac-tices employed by the Company.

                   SECTION 4.10. Change of Control Agreements. Except as otherwise set forth on Schedule 4.10 to this Agreement de-livered by the Company to Parent on or prior to the date hereof, and except as disclosed in the Company Reports filed prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the Transactions, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company. Without limiting the generality of the fore-going, to the best of the Company's knowledge, no amount paid or payable by the Company in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                   SECTION 4.11. Brokers. No broker, finder or invest-ment banker (other than Montgomery Securities) is entitled to any brokerage, finder's or other fee or commission in connec-tion with this Agreement or the Transactions based upon ar-rangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Montgomery Securities pursuant to which such firm would be entitled to any payment relating to this Agreement or the Transactions.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                   Parent and Purchaser represent and warrant to the Company as follows:

                   SECTION 5.1. Organization and Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and per-form this Agreement and to carry out the Transactions.

                   SECTION 5.2. Authority for Agreement. The execu-tion, delivery and performance by each of Parent and Purchaser of this Agreement and the Amendment, and the consummation by each of Parent and Purchaser of the Transactions, has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

                   SECTION 5.3. No Conflict. The execution and de-livery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Par-ent or Purchaser or any of their respective subsidiaries or by which any property or asset of Parent or Purchaser or their respective subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser or their respective subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser or their respective subsidiaries is a party or by which Parent or Purchaser or their respective sub-sidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occur-rences which would not, individually or in the aggregate, pre-vent or delay the performance by Parent or Purchaser of their respective obligations under this Agreement or the consummation of the Transactions.

                   SECTION 5.4. Required Filings and Consents. The execution and delivery of this Agreement by Parent and Pur-chaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authori-zation or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, ex-cept (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recorda-tion of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifica-tions, would not, individually or in the aggregate, prevent or delay the performance by Parent or Purchaser of any of their respective obligations under this Agreement or the consummation of the Transactions.

                   SECTION 5.5. Offer Documents. None of the Offer Documents nor any information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 shall, at the respective times the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first pub-lished, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If a Stockholders' Meeting (as defined below) is held, the information supplied by Parent or Purchaser for in-clusion in the Proxy Statement shall not, on the date such Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of ma-terial fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the so-licitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The foregoing notwithstand-ing, neither Parent nor Purchaser makes any representation or warranty with respect to any information supplied by the Com-pany or any of its representatives which is contained in any of the foregoing documents. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                   SECTION 5.6. Brokers. No broker, finder or invest-ment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with this Agreement and the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE VI

                                    COVENANTS

                   SECTION 6.1.  Conduct of the Business Pending the
         Merger.   (a)  The Company covenants and agrees that between
         the date of this Agreement and the Effective Time, unless Par-ent shall otherwise agree in writing, (i) the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, and (ii) the Com-pany shall use its reasonable best efforts to preserve substan-tially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

                   (b) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distribu-tions in respect of any of its capital stock, except for divi-dends by a wholly owned subsidiary of the Company to the Com-pany or another wholly owned subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock, or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities, other than the issuance of Shares upon the exercise of Company Op-tions or Company Purchase Plan Options outstanding as of the date of this Agreement under the Company Stock Option Plan or the Company Stock Purchase Plan, respectively.

                   SECTION 6.2.  Access to Information; Confidentiality.
         (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, au-ditors and agents of the Company to, afford the officers, em-ployees and agents of Parent and Purchaser access at all rea-sonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries, and shall furnish Parent and Pur-chaser with financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

                   (b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                   (c) Information afforded or furnished to Parent or Purchaser by the Company pursuant to this Section 6.2 shall be kept confidential and shall not be disclosed to third parties except (i) with the consent of the Company, (ii) as may be re-quired by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or (iii) as may be necessary in connection with the consummation of the Trans-actions.

                   SECTION 6.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Purchaser, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satis-fied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or oth-erwise affect the remedies available hereunder to the party receiving such notice.

                   SECTION 6.4. Further Action; Reasonable Best Ef-forts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best ef-forts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limita-tion, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Ef-fective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Parent and the Surviving Corporation shall use their reason-able best efforts to take all such action.

                   SECTION 6.5. Stockholders' Meeting. (a) If re-quired by Delaware Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company Certificate of Incorpora-tion and Company Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting"), (ii) to cause the record date for the Stockholders' Meeting to be subsequent to the date on which Purchaser last purchases Shares pursuant to the Offer, and (iii) include in the Proxy Statement (A) the recommendation of the Company Board (with all directors who are designees of Parent abstaining) that the stockholders of the Company approve and adopt this Agreement and (B) the opinion of Montgomery Se-curities that the consideration to be received by the holders of Shares (other than Parent and Purchaser) in the Offer and the Merger is fair to such holders from a financial point of view. The Company shall, if proxies are solicited, use its best efforts to solicit from holders of Shares entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by Delaware Law to effect the Merger. At the Stockholders' Meeting, Parent and Purchaser shall cause the Parent Shares and any Shares acquired in the Offer to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                   (b) The foregoing notwithstanding, in the event that Purchaser shall acquire such number of Shares that, when taken together with the Parent Shares, constitute at least 90% of the then outstanding Shares, the parties hereto agree, subject to
         Article VII, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of Delaware Law, as promptly as practicable after such ac-quisition, without a meeting of the stockholders of the Com-pany.

                   SECTION 6.6. Proxy Statement. If required by ap-plicable federal securities law in order to consummate the Merger, as promptly as practicable following consummation of the Offer, the Company shall file a proxy statement with the SEC in accordance with the Exchange Act (the "Proxy Statement") and shall use its best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall also take any action required to be taken under Blue Sky Laws or state securities laws in connection with the Merger. Par-ent, Purchaser and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement. Parent and its counsel shall be given the opportu-nity to review the Proxy Statement and any amendments thereto prior to dissemination of the Proxy Statement to holders of Shares. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt thereof and shall permit Parent and its counsel to par-ticipate in the preparation of any written responses and tele-phonic notification of any verbal responses of the Company or its counsel. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of or requests by the SEC and to cause the Proxy Statement and all required amendments and supplements to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                   SECTION 6.7. Indemnification. (a) It is understood and agreed that all rights to indemnification by the Company now-existing in favor of each present and former director and officer of the Company (each an "Indemnified Party") as pro-vided in the Company Certificate of Incorporation or the Com-pany Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and shall continue in full force and effect for a period of at least six years from the Effective Time. Consistent with the foregoing, for a period of at least six years from the Effective Time, the Certificate of Incorpo-ration and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth, re-spectively, in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified during such six year period in any manner that would adversely affect the rights thereunder of individu-als who, immediately prior to the Effective Time, were direc-tors, officers, employees or agents of the Company.

                   (b) To the fullest extent permitted by applicable law, Parent will, for a period of six years from and after the Effective Time, indemnify and hold harmless each Indemnified Party with respect to all acts and omissions occurring before the Effective Time that are based on or arise out of the Indem-nified Party's service as a director or officer of the Company, including all acts or omissions in connection with the Amend-ment, this Agreement and the Transactions, to the extent which-ever of the following is most favorable to the Indemnified
         Party: (i) any indemnification policy, practice, contract or other arrangement that the Company has with its directors at the date of this Agreement (copies of which have previously been furnished to Parent), (ii) indemnification provisions in Parent's then-existing certificate of incorporation or bylaws and (iii) any other then existing indemnification policy, prac-tice, contract or other arrangement that Parent has with its directors.

                   (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviv-ing Corporation shall assume the obligations set forth in this
         Section 6.7.

                   SECTION 6.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

                   SECTION 6.9. Redemption of Preferred Stock. As promptly as practicable after the date hereof, the Company shall cause all of the outstanding Series A Preferred Shares to be redeemed in accordance with the Company Certificate of In-corporation as of a date not later than the day prior to the initial expiration date.

                  SECTION 6.10. Parent Actions. During the period prior to the purchase of Shares in the Offer, Parent shall use its reasonable best efforts not to interfere in any material respect with the Company's conduct of its day-to-day opera-tions; provided, however, that this Section 6.10 shall not limit or affect (i) the rights, duties and responsibilities of Parent's designees on the Company Board in their capacity as such or (ii) the rights and obligations of Parent under any contract or agreement with the Company.

                                   ARTICLE VII

                                   CONDITIONS

                   SECTION 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all par-ties:

                   (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requi-site vote or consent of the stockholders of the Company to the extent required by Delaware Law, the Company Certifi-cate of Incorporation and the Company Bylaws.

                   (b) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent juris-diction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, pre-liminary or permanent) which is then in effect and has the effect of: (i) making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consumma-tion of any of the Transactions, (ii) seeking to prohibit or limit materially the ownership or operation by the Com-pany, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiar-ies as a result of any Transaction, or (iii) compelling the Company, Parent, Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent, Purchaser or any of their respective subsidiaries as a result of any Transaction; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

                   (c) Purchase of Shares in the Offer. Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent and Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                   SECTION 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

                   (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company, if such termination is also approved by the Special Committee;

                   (b) By either Parent or the Company if any court of competent jurisdiction or administrative agency, commis-sion, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, de-cree, ruling or other action shall have become final and nonappealable;

                   (c)  By either Parent, Purchaser or the Company if
              (i) the Effective Time shall not have occurred on or be-fore December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to ful-fill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                   (d) By Parent if, due to an occurrence or circum-stance that would result in a failure of any condition set forth in Annex A hereto to be satisfied, (i) Purchaser shall not have commenced the Offer within 60 days follow-ing the date of this Agreement, (ii) the Offer shall have been terminated or shall have expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (iii) Purchaser shall have failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless, in the case of clause (iii) such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Pur-chaser of any material representation or warranty of ei-ther of them contained in this Agreement;

                        (e) By the Company, upon approval of the Com-pany Board and a majority of the members of the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within 60 days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or
              (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the mate-rial breach by the Company of any material representation or warranty of it contained in this Agreement; or

                        (f) By the Company, upon approval of the Com-pany Board and a majority of the members of the Special Committee, if Parent shall have breached in any material respect its covenant set forth in Section 6.10, and Parent continues such breach following written notice by the Com-pany to Parent thereof.

                   SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, provided that noth-ing herein shall relieve any party from liability for any wil-ful breach hereof.

                   SECTION 8.3. Amendments. This Agreement may not be amended except by action of the board of directors of each of the parties hereto (and, in the case of the Company, with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; pro-vided, however, that after approval of the Merger by the stock-holders of the Company (if required), no amendment may be made without the further approval of the stockholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company (other than Parent and its affiliates).

                   SECTION 8.4. Waiver. At any time prior to the Ef-fective Time, whether before or after any Stockholders' Meet-ing, any party hereto, by action taken by its board of direc-tors (and, in the case of the Company, with the approval of the Special Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representa-tions or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any condi-tions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                   SECTION 9.1. No Third Party Beneficiaries. Other than the provisions of Section 6.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

                   SECTION 9.2. Entire Agreement. This Agreement (in-cluding any Annex or Schedule hereto) and the Stockholders Agreement (as amended by the Amendment) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

                   SECTION 9.3. Succession and Assignment. This Agree-ment shall be binding upon and inure to the benefit of the par-ties named herein and their respective successors. No party may assign either this Agreement or any of its rights, inter-ests, or obligations hereunder without the prior written ap-proval of the other party, provided, however, that Purchaser may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval.

                   SECTION 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                   SECTION 9.5. Headings. The section headings con-tained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                   SECTION 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

                   SECTION 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situa-tion in any jurisdiction shall not affect the validity or en-forceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provi-sion in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction de-clares that any term or provision hereof is invalid or unen-forceable, the parties agree that the court making the determi-nation of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provi-sion, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or pro-vision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                   SECTION 9.8. Specific Performance. Each of the par-ties acknowledges and agrees that the other party would be dam-aged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the par-ties agrees that the other party shall be entitled to an in-junction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having ju-risdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                   SECTION 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                   SECTION 9.10. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Nothing in this
         Section 9.10 shall limit any covenant or agreement of the par-ties which by its terms contemplates performance after the Ef-fective Time of the Merger.

                   SECTION 9.11. Certain Definitions. For purposes of this Agreement, the term "affiliate" shall have the same mean-ing as set forth in Rule 12b-2 of the Regulation 12B of the General Rules and Regulations under the Exchange Act, and the term "person" shall mean any individual, corporation, partner-ship (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock com-pany, syndicate, association, entity, unincorporated organiza-tion or government or any political subdivision, agency or in-strumentality thereof.

                   SECTION 9.12. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in con-nection with the Offer, this Agreement and the Transactions shall be paid by the party incurring such expenses.

                   SECTION 9.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return re-ceipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.13:

                   If to Parent or Purchaser:

                        Monsanto Company
                        800 N. Lindbergh Boulevard
                        St. Louis, MO  63167
                        Telecopier:  (314) 694-6572
                        Attn:  R. William Ide, III, Esq.

                   with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY  10019
                        Telecopier:  (212) 403-2000
                        Attn:  Eric S. Robinson, Esq.

                   If to the Company:

                        Calgene, Inc.
                        1920 Fifth Street
                        Davis, CA  95616
                        Telecopier:  (916) 753-1510
                        Attn:  Lloyd M. Kunimoto

                   with copies to:

                        Hale and Dorr LLP
                        60 State Street
                        Boston, MA  02109
                        Telecopier:  (617) 526-5000
                        Attn:  Mark G. Borden, Esq.

                   and to:

                        Venture Law Group
                            Professional Corporation
                        2800 Sand Hill Road
                        Menlo Park, CA  94025
                        Telecopier:  (415) 233-8386
                        Attn:  Steven J. Tonsfeldt, Esq.

                   IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly au-thorized.


                                       MONSANTO COMPANY

                                       /s/ Hendrik A. Verfaillie
                                       -------------------------------
                                       By: Hendrik A. Verfaillie
                                       Title: Executive Vice President


                                       MONSANTO ACQUISITION COMPANY, INC.

                                       /s/ Hendrik A. Verfaillie
                                       -------------------------------
                                       By: Hendrik A. Verfaillie
                                       Title: Executive Vice President


                                       CALGENE, INC.

                                       /s/ Lloyd M. Kunimoto
                                       -------------------------------
                                       By: Lloyd M. Kunimoto
                                       Title: Acting Chief Executive Officer
                                              and President

                                     ANNEX A

                             CONDITIONS TO THE OFFER

                   Any other provision of the Offer notwithstanding, Purchaser shall not be required to accept for payment or may delay the acceptance for payment of any Shares, or may termi-nate the Offer and not accept for payment any Shares, if (i) the First Minimum Condition shall not have been satisfied as of the expiration of the Offer (as it may be extended by Purchaser from time to time), (ii) the Second Minimum Condition shall not have been satisfied as of the expiration of the Offer (as it may be extended by Purchaser from time to time, but subject to the waiver requirements of Section 1.1(a)), or (iii) at any time on or after March 31, 1997 and prior to the acceptance for payment of Shares, any of the following conditions exist:

                   (a) there shall have occurred and be remaining in effect (i) any general suspension of trading in, or limi-tation on prices for, securities on The Nasdaq Stock Mar-ket, Inc.'s National Market (ii) a declaration of a bank-ing moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation imposed by any government, governmental agency or authority on the extension of credit by banks or other lending institutions in the United States, or (iv) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States;

                   (b) an order shall have been entered or an injunc-tion shall have been issued and remain in effect (i) re-straining or prohibiting the making or consummation of the Offer or the Merger, (ii) making the purchase of, or pay-ment for, some or all of the Shares illegal or (iii) im-posing limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of owner-ship of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Com-pany; or

                   (c) any statute, rule, regulation or referendum shall be enacted, enforced, promulgated or deemed ap-plicable to (i) Parent or any of its affiliates or subsid-iaries or the Company or any of its subsidiaries or (ii) the Offer or the Merger, which could reasonably be ex-pected, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above; or

                   (d) this Agreement shall have been terminated in accordance with its terms or Parent and the Company shall have agreed that Parent shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto; or

                   (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect on the Company shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect; or

                   (f) the Company shall have failed to perform or com-ply with in any material respect any of the agreements or covenants of the Company to be performed or complied with by it under this Agreement; or

                   (g) all of the Series A Preferred Shares shall not have been redeemed;

         which in the reasonable judgment of Parent with respect to each and every matter referred to above and regardless of the cir-cumstance (including any action or inaction by Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer, the acceptance for payment or payment for the Shares in the Offer, or the Merger.

                   The foregoing conditions are for the benefit of Par-ent and Purchaser only and may be asserted regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent). Each of the foregoing condi-tions may be waived by Purchaser in whole or in part, other than the First Minimum Condition, which may not be waived with-out the consent of the Special Committee. The failure to exer-cise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time.